                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement        / /  Confidential, for Use of the Commission
/x/  Definitive Proxy Statement              Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            SUMMIT CARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

         -----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                            SUMMIT CARE CORPORATION
                           2600 W. MAGNOLIA BOULEVARD
                         BURBANK, CALIFORNIA 91505-3031

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD DECEMBER 12, 1996

     Notice is hereby given that the Annual Meeting of Shareholders of Summit Care Corporation will be held at the Universal City Hilton Hotel, 555 Universal Terrace Parkway, Universal City, California, on December 12, 1996, at 11:00 a.m., for the following purposes:

     (1) To elect three (3) directors to serve for a term of two (2) years each and until their successors have been elected and qualified; and

     (2) To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Only shareholders of record at the close of business on October 16, 1996 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. You are cordially invited to attend the Annual Meeting, and you may vote in person even though you have returned your proxy card.

                                          By Order of the Board of Directors


                                          /s/ MELODY STOK
                                          -------------------------------------
                                          Secretary

October 31, 1996

                            SUMMIT CARE CORPORATION
                           2600 W. MAGNOLIA BOULEVARD
                         BURBANK, CALIFORNIA 91505-3031

                                PROXY STATEMENT
                            ------------------------
                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Summit Care Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on December 12, 1996, or at any adjournments thereof, for the purposes set forth herein and in the foregoing Notice. This Proxy Statement and the accompanying Proxy are being mailed to the Company's shareholders on approximately October 31, 1996.

     Shares represented by properly executed proxies, if received in time and not revoked or suspended, will be voted in accordance with the instructions indicated thereon or, if no instructions are given, will be voted for the election of all nominees for director; and, in accordance with the discretion of the named proxy holders, upon any other business which may properly come before the Annual Meeting and any adjournments thereof. A shareholder giving a proxy has the power to revoke it at any time before it is exercised by attending and voting at the Annual Meeting or by filing with the Secretary of the Company either a written notice of revocation or a duly executed proxy bearing a later date.

     At the close of business on October 16, 1996, the date fixed by the Board of Directors of the Company for determining those shareholders entitled to vote at the Annual Meeting (the "Record Date"), the outstanding shares of the Company entitled to vote consisted of 6,772,800 shares of Common Stock. Each shareholder of record at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of the shareholders. The Company has eliminated cumulative voting for directors.

     Ernst & Young LLP, independent certified public accountants, have audited the Company's financial statements for the year ended June 30, 1996 and have been selected to audit the Company's financial statements for the year ended June 30, 1997. They will have a representative at the Annual Meeting who will have an opportunity to make a statement and be available to respond to appropriate questions.

                             ELECTION OF DIRECTORS

NOMINEES

     The Company's Board of Directors consists of a total of six directors and is divided into two classes, each comprised of three directors. At each annual meeting of shareholders, one class of directors is elected, each of whom holds office for a term of two years, until such time as his or her successor is elected and qualified. The Board of Directors has nominated John A. Brende, Gary
L. Massimino and Keith B. Pitts, each of whom is an incumbent director, to be elected at the 1996 Annual Meeting of Shareholders to serve as directors of the Company until the annual meeting of shareholders in 1998 and until such time as their respective successors are elected and qualified.

     In the election of directors, the proxy holders intend, unless directed otherwise, to vote for the election of the nominees named below, all of whom are now members of the Board of Directors. It is not anticipated that any of the nominees will decline or be unable to serve as director. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated by the present Board of Directors to fill the vacancy.

     The following table gives certain information as to each person nominated for election as a director:

                                                                 DIRECTOR
                                   NAME                  AGE      SINCE
                    -----------------------------------  ---     --------
                    John A. Brende                       49        1993
                    Keith B. Pitts                       39        1994
                    Gary L. Massimino                    60        1995

     Mr. Brende is Chairman, President and Chief Executive Officer of J.A.B. Industries, Inc., a real estate development and construction company, which is wholly-owned by him, as well as a partner in various real estate partnerships.

     Mr. Pitts has served as Executive Vice President and Chief Financial Officer of OrNda HealthCorp ("OrNda"), a public health care services company, since August 1992. From July 1991 to August 1992, Mr. Pitts was a partner in Ernst & Young's Southeast Region Health Consulting Group, and from January 1988 to July 1991 he was a partner and Regional Director in Ernst & Young's Western Region Health Care Consulting Group.

     Mr. Massimino is a financial consultant. He served as Executive Vice President and Chief Financial Officer of Regency Health Services, Inc. ("Regency") from April 1994 until December 31, 1995. He was Executive Vice President and Chief Financial Officer of Care Enterprises, Inc. ("Care") from February 1990 until April 1994.

     The following table sets forth similar information with respect to incumbent directors of the Board of Directors who are not nominees for election at this year's Annual Meeting of Shareholders.

                                                                 DIRECTOR
                                   NAME                  AGE      SINCE
                    -----------------------------------  ---     --------
                    William C. Scott                     59        1986
                    Donald J. Amaral                     44        1991
                    William J. Casey                     51        1993

     Mr. Scott became Chief Executive Officer of the Company in May 1994 and Chairman of the Board in December 1995. Mr. Scott has served as President of the Company since December 1985 and held the office of Chief Operating Officer from December 1985 until May 1994. Mr. Scott served as Senior Vice President of SHL from December 1985 until its acquisition by OrNda in April 1994. Mr. Scott is also a director of Pacific Southwest, Inc. and a director of Fairfield Communities, Inc.

     Mr. Amaral has been President and Chief Executive Officer of Coram Healthcare Corp since September of 1995. From April 1994 until August 31, 1995, Mr. Amaral served as President and Chief Operating Officer of OrNda. Mr. Amaral served as President and Chief Executive Officer of Summit Health Ltd. ("SHL"), the Company's former majority shareholder, from October 1989 and Chief Executive Officer of SHL from October 1991 until April 1994, when OrNda acquired SHL. See "Certain Relationships and Related Transactions." Mr. Amaral served as Chairman of the Board of the Company from May 1994 until December 1995 and as the Company's Chief Executive Officer from May 1991 to May 1994.

     Mr. Casey is Chief Executive Officer of William J. Casey, Inc., a health care consulting firm. Since 1995, Mr. Casey has also served as interim Chief Executive Officer of Merced Community Medical Center, in Merced, California. Mr. Casey is also a Contract Administrator for NP Medical Group, Inc., a health care consulting company which provides physician services to government centers, and a director of Intercare Medical Centers, Inc.

SHAREHOLDINGS

     The following table sets forth certain information as to the shares of Common Stock of the Company owned as of October 16, 1996, by (i) each person who, insofar as the Company has been able to ascertain, beneficially owned more than five percent of the outstanding shares of the Common Stock of the Company,
(ii) each director and nominee, (iii) each executive officer identified in the Summary Compensation Table below, and (iv) all directors and officers as a group.

                                                                NUMBER           PERCENT
                      NAME OF BENEFICIAL OWNER                    OF               OF
                       OR IDENTITY OF GROUP(1)                  SHARES            CLASS
        -----------------------------------------------------  ---------         -------
        J.P. Morgan & Co., Incorporated(2)...................  1,068,850           15.8
          60 Wall Street
          New York, NY 10260
        Baron Capital Partners, L.P.(3)......................    902,157           13.3
          BAMCO, Inc.
          Baron Capital Management, Inc.
          450 Park Avenue
          New York, NY 10022
        Westfield Capital Management Co., Inc.(4)............    737,100           10.9
          One financial Center
          Boston, MA 02111
        RCM Capital Management(5)............................    632,000            9.3
          RCM Limited L.P.
          RCM General Corporation
          Four Embarcadero Center, Suite 3000
          San Francisco, CA 94111
        William C. Scott(6)..................................    101,000            1.5
        Derwin L. Williams(6)................................     20,000           *
        Melodye Stok(6)......................................      6,000           *
        John A. Brende(6)....................................      5,000           *
        William J. Casey(6)..................................      5,000           *
        Donald J. Amaral(6)..................................      3,000           *
        Keith Pitts(6).......................................      3,000           *
        Gary L. Massimino(6).................................      3,000           *
        All directors and executive officers as a group(6)...    146,000            2.2

---------------

 *  Less than 1%.

     (1) Except where otherwise indicated, each person has sole voting and investment power over the Common Stock shown as beneficially owned, subject to community property laws where applicable. Except where otherwise indicated, each person's address is c/o Summit Care Corporation, 2600 West Magnolia Boulevard, Burbank, California 91505-3031.

     (2) Based on an amendment to a report on Schedule 13G filed by J.P. Morgan & Co., Incorporated ("J.P. Morgan") with the Commission on April 30, 1996. J.P. Morgan or its subsidiaries have sole power to dispose of all of the shares shown as beneficially owned by them and sole power to vote 756,100 of the shares.

     (3) Based on a report on Schedule 13D filed by Baron Capital Management, Inc. ("Baron") with the Commission on April 24, 1996. Baron or its subsidiaries have sole power to dispose of all of the shares shown as beneficially owned by them and sole power to vote 902,157 of the shares.

     (4) Based on an amendment to a report on Schedule 13G filed by Westfield Capital Management Co., Inc. ("Westfield") with the Commission on January 4, 1996. Westfield or its subsidiaries have sole power to vote and to dispose of all of the shares shown as beneficially owned by them.

     (5) Based on an amendment to a report on Schedule 13G filed by RCM Capital Management ("RCM") with the Commission on February 7, 1996. RCM or its subsidiaries have sole power to dispose of all of the shares shown as beneficially owned by them and sole power to vote 556,600 of the shares.

     (6) Includes shares which such persons have the right to acquire within 60 days of the date of this Proxy Statement pursuant to the exercise of outstanding stock options, of which 33,000 shares are attributable to Mr. Scott, 5,000 shares are attributable to Mr. Williams, 1,000 shares are attributable to Ms. Stok, 2,000 shares are attributable to each of Messrs. Amaral, Massimino and Pitts, 1,500 shares are attributable to each of Messrs. Brende and Casey, and 48,000 shares are attributable to all directors and executive officers as a group.

SPECIAL COMMITTEES AND ATTENDANCE AT BOARD MEETINGS

     The Board of Directors has an Audit Committee which is comprised of Messrs. Casey, Massimino and Pitts. The functions of the Audit Committee are to (i) review at least annually all transactions in which directors or officers may have conflicts of interest ("Related Party Transactions"), (ii) approve all material Related Party Transactions prior to their consummation, (iii) make recommendations as to the appointment of the independent accountants of the Company, (iv) review with such accountants their reports and the scope and results of their examination of the financial statements of the Company, (v) review the adequacy of the Company's system of internal accounting controls, and
(vi) conduct a review of all transactions in which directors or officers may have conflicts of interest. The Audit Committee held four meetings during the fiscal year ending June 30, 1996.

     The Board of Directors has a Compensation Committee which consists of Messrs. Amaral, Massimino and Casey. Functions of this Committee include (i) the review of certain compensation plans relating to directors and officers, and
(ii) the general review of the Company's employee compensation policies. This Committee held three meetings during fiscal 1996.

     The Board of Directors has an Executive Committee which consists of William
C. Scott, Chairman, Donald J. Amaral and William J. Casey. The Executive Committee did not meet during fiscal 1996.

     There is no nominating committee or committee exercising similar functions. During fiscal 1996, the Board of Directors held eleven meetings. Each of the Company's current directors attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of which such directors were members during the period that they served as directors or committee members.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation earned during the last three fiscal years by the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer whose salary and bonus exceed $100,000 (the "Named Executive Officers") for the last completed fiscal year:

                                                                         LONG TERM
                                                  ANNUAL COMPENSATION   COMPENSATION
                                         FISCAL   -------------------      OPTION       ALL OTHER
        NAME AND PRINCIPAL POSITION       YEAR     SALARY     BONUS        AWARDS      COMPENSATION
    -----------------------------------  ------   --------   --------   ------------   ------------
    William C. Scott                      1996    $369,869   $150,000      165,000         $  0
      Chairman/President/CEO              1995     344,869    162,500       50,000            0
                                          1994     323,726    160,200       50,000            0
    David G. Schumacher, Jr.(1)           1996     102,154      --          50,000            0
      Sr. Vice President/                 1995       --         --          --                0
      Operations and COO                  1994       --         --          --                0
    Derwin L. Williams(2)                 1996     171,008     50,000       25,000            0
      Sr. Vice President/Finance,         1995     147,162     40,000       20,000            0
      Chief Financial Officer,
         Treasurer                        1994     140,649      --          15,000            0

                                                                         LONG TERM
                                                  ANNUAL COMPENSATION   COMPENSATION
                                         FISCAL   -------------------      OPTION       ALL OTHER
        NAME AND PRINCIPAL POSITION       YEAR     SALARY     BONUS        AWARDS      COMPENSATION
    -----------------------------------  ------   --------   --------   ------------   ------------
    Melodye Stok                          1996    $113,683   $ 15,000        5,000         $  0
      Vice President/Controller           1995     108,914     25,000       10,000            0
      Chief Accounting Officer            1994     107,003     24,000        2,500            0

---------------

(1) Mr. Schumacher joined the Company in January 1996.

(2) Mr. Williams joined the Company in July 1993.

  OPTION GRANTS

     The following table provides certain information in connection with the grants of stock options made by the Company pursuant to the Company's Stock Option Plan during fiscal 1996 to each of the Named Executive Officers:

                               INDIVIDUAL GRANTS

                                                % OF TOTAL                                 GRANT
                                                 OPTIONS                                    DATE
                                    OPTIONS     GRANTED TO     EXERCISE OR                PRESENT
                                    GRANTED    EMPLOYEES IN     BASE PRICE    EXPIRATION   VALUE
                 NAME               (#)(1)    FISCAL YEAR(2)   ($/SHARE)(3)     DATE       ($)(4)
    ------------------------------  -------   --------------   ------------   --------   ----------
    William C. Scott..............  165,000       32.7%           $21.00      10/31/05   $2,072,400
    David G. Schumacher, Jr.......   50,000         9.9            22.50      01/02/06      673,000
    Derwin L. Williams............   25,000         5.0            21.00      10/31/05      314,000
    Melodye Stok..................    5,000         1.0            21.00      10/31/05       62,800

---------------

(1) The options become exercisable in installments of 20% on each anniversary of the date of grant in the event that the Company attains specified earnings per share targets for the fiscal year preceding the date of vesting.

(2) The Company granted options representing a total of 504,000 shares in fiscal 1996.

(3) The exercise price on the date of grant was equal to 100% of the fair market value of the underlying Common Stock on the date of grant.

(4) As suggested by the Securities and Exchange Commission's new rules on executive compensation disclosure, the Company uses the Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of the option. The present value calculation for each of the Named Executive Officers is based on a ten year option term and assumes an interest rate of 6.8%, a dividend yield of zero percent (0%) and volatility of forty-three and two-tenths percent (43.2%).

  OPTION EXERCISES AND FISCAL YEAR END VALUES

     The following table provides certain information concerning the exercise of stock options by the Named Executive Officers in fiscal 1996 and shows the number of shares covered by both exercisable and nonexercisable stock options held as of the end of fiscal 1996. Also shown are the values for "in-the-money" options, which represent the positive difference between the exercise price of such options and the fiscal year end price of the Common Stock of the Company:

                                                                                 VALUE OF
                                                              NUMBER OF         UNEXERCISED
                                                             UNEXERCISED       IN-THE-MONEY
                                                             OPTIONS AT           OPTIONS
                               SHARES                        FY-END (#)        AT FY-END ($)
                             ACQUIRED ON                   ---------------   -----------------
                              EXERCISE         VALUE        EXERCISABLE/       EXERCISABLE/
            NAME                 (#)         REALIZED       UNEXERCISABLE      UNEXERCISABLE
  -------------------------  -----------   -------------   ---------------   -----------------
  William C. Scott.........         0         $     0      53,000/247,000    $441,500/635,000
  David G. Schumacher,              0               0            0/50,000                 0/0
    Jr.....................
  Derwin L. Williams.......         0               0       10,000/50,000      56,260/135,590
  Melodye Stok.............     5,500          61,980        4,000/17,000       28,120/65,915

  REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board establishes compensation levels for the Company's President and its other officers based upon both competitive practice, experience and overall performance. The Committee provides direction and governs all compensation matters relating to these individuals. The Compensation Committee is chaired by Mr. Amaral and consists of two other members, Mr. Massimino and Mr. Casey.

     The Company maintains compensation programs designed to motivate, retain and attract management with incentives linked to financial performance and enhanced shareholder value. The fundamental philosophy is to relate the amount of compensation "at risk" for an executive directly to her or his contribution to the Company's success in achieving superior performance objectives. The Company executive compensation program consists of three main components: (i) base salary, (ii) annual bonus based on overall Company performance, and (iii) stock based incentives which are intended to encourage the achievement of superior results over time and to align management and shareholder interests. The second and third elements constitute the "at risk" portion of the compensation program. The nature of the long-term programs, as well as the extended vesting periods for stock options mean that executives may realize their incentive awards at a substantially later time than when the Company's shareholders benefit from stock price appreciation.

     The salary and bonus which the President and the other Named Executive Officers were paid for the fiscal year ending June 30, 1996 reflect the business results achieved for fiscal 1996 and the Committee's determination of management success in earnings growth and new business development. The Committee determined that the President's bonus, which comprised approximately twenty-nine percent (29%) of his total compensation for the fiscal year ended June 1996, was appropriate due to the Company's results, growth and development.

     Recent Company grants of stock options to its management consisted of ten-year options issued with an exercise price equal to the fair market value of the Company's common stock as of the date of grant, with a vesting schedule of up to five years.

     All amounts paid or accrued during fiscal 1996 under the above described plans and programs are included in proxy tables.

                                          COMPENSATION COMMITTEE
                                          Donald J. Amaral, Chair
                                          Gary L. Massimino
                                          William J. Casey

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Donald J. Amaral, Gary L. Massimino and William J. Casey. Until August 31, 1995, Mr. Amaral served as President and Chief Operating Officer of OrNda, which, at that time owned approximately 29.3% of the outstanding shares of the Company's Common Stock.

OrNda currently does not have any ownership position in the Common Stock of the Company. See "Certain Relationships and Related Transactions." Mr. Amaral was Chief Executive Officer of the Company until May 1994. Mr. Amaral was an officer and director of SHL prior to its acquisition by OrNda and became an officer and director of OrNda at the time of its acquisition of SHL.

  COMPENSATION OF DIRECTORS

     Each director who is not an officer of the Company is paid $1,000 per month, $1,000 for each Board of Directors meeting he attends and $500 for each telephonic meeting and committee meeting in which he participates. Directors who are also executive officers of the Company do not receive any additional compensation for serving as members of the Board of Directors or any committee thereof. Nonemployee directors are automatically granted stock options pursuant to the Stock Option Plan. In fiscal 1996, Messrs. Amaral, Massimino and Pitts each received options to purchase 10,000 shares of Common Stock and Messrs. Brende and Casey each received options to purchase 7,500 shares of Common Stock, all with an exercise price of $21.00 per share. Such options were made with exercise prices equal to the fair market price of the Company's Common Stock on their dates of grant and provided that twenty percent of the options would vest in each of the first five years following the dates of grant.

  MARKET PERFORMANCE OF COMMON STOCK

     The following graph sets forth the performance, since June 30, 1990, of the market price of the Company's Common Stock as of the end of each fiscal year, as reported by NASDAQ, compared to the NASDAQ Index and the NASDAQ Health Index:

                            SUMMIT CARE CORPORATION

PERFORMANCE GRAPH

 MEASUREMENT PERIOD
(FISCAL YEAR COVERED)             NASDAQ U.S.    NASDAQ HEALTH    SUMMIT CARE
---------------------             -----------    -------------    -----------
1991                                 100             100             100
1992                                 120             118              76
1993                                 151             137             155
1994                                 153             155             174
1995                                 204             169             176
1996                                 261             257             210

     In March 1992, the Company completed an initial public offering of stock at $10.50 per share. This per share value is used for all periods in the performance graph prior to June 30, 1992. In June 1994, the Company completed a secondary offering of 1,725,000 shares of stock at $17.75 per share.

INSIDER FILINGS

     The Company has implemented procedures to receive and review all insider filings under Section 16(a) of the Securities Exchange Act of 1934, as amended. Based on a review of those filings, the Company believes there were no delinquencies during the last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In April 1994, OrNda HealthCorp, ("OrNda"), a public health care services company that owns and operates acute care hospitals and related health care facilities, acquired the Company's former majority shareholder, Summit Health Ltd. ("SHL"). Immediately following the acquisition, OrNda owned approximately 38.4% of the outstanding shares of the Company's Common Stock. As of July 1, 1995, OrNda owned approximately 29.3% of the Company's Common Stock. OrNda has sold its position in the Company's Common Stock and currently has no position in the Company's Common Stock. See "Exchangeable Notes" below. SHL was merged into OrNda on September 27, 1994.

     The Company is or has been a party to various arrangements or transactions with SHL and certain entities that were affiliated with the Company prior to OrNda's acquisition of SHL. Management believes that the terms of these arrangements were and are no less favorable to the Company than could be obtained from unaffiliated parties. With respect to any future transactions between the Company and OrNda, certain of the Company's officers or directors may have conflicts as a consequence of holding or having held positions with OrNda. Two independent directors constitute the majority of the Audit Committee, which reviews all Related Party Transactions at least annually and approves all material Related Party Transactions prior to consummation.

     Arrangements Between the Company and OrNda HealthCorp. Prior to the Company's initial public offering in 1992, the Company and SHL entered into a Services Agreement, pursuant to which SHL provided the Company with certain management and administrative services for which the Company reimbursed SHL at cost. The Services Agreement provides, among other things, that: (i) SHL and the Company will maintain existing arrangements concerning the Company's sublease of certain facilities to unrelated parties; (ii) SHL will not withdraw or modify its guaranty of the Company's obligations under certain real property leases;
(iii) SHL will indemnify the Company against any liabilities arising in connection with the Company's initial public offering under securities laws and arising from previous divestitures of facilities by the Company; and (iv) the Company will be entitled at no cost to use the name "Summit" and SHL's logo. The Services Agreement has a five year term expiring in May 1997, although the provisions regarding indemnification will survive the termination of the Agreement on the terms provided therein. The license of the name and logo may be terminated upon one year's written notice in the event that SHL holds less that 25% of the outstanding shares of the Company's Common Stock. As a result of SHL's merger into OrNda and OrNda's divestiture of its position in the Company's Common Stock, the Company is negotiating to amend the Services Agreement to reflect that OrNda currently provides the Company only with the services of certain tax accounting employees and to address other changes in the relationship between the Company and OrNda. The Company's net remittance to OrNda under the Services Agreement was approximately $500,000 in fiscal 1991, $350,000 in fiscal 1992, $350,000 in fiscal 1993, $350,000 in fiscal 1994,
$23,000 in fiscal 1995, and $50,000 in fiscal 1996.

     In the Services Agreement, SHL agreed that, other than in respect of its ownership interest in the Company, it did not intend to engage in the businesses of offering long-term health or retirement care services or pharmaceutical or infusion therapy services of the character offered by the Company. For a period of five years ending in May 1996, SHL agreed to refer any opportunities it receives to engage in such businesses to the Company.

     The Company, SHL and Sierra Land Group, Inc. ("Sierra") an entity under common ownership with SHL and the Company prior to OrNda's purchase of SHL, entered into a Tax Sharing Agreement as of May 17, 1991, amended as of February 5, 1992 (the "Tax Sharing Agreement"). The Tax Sharing Agreement includes two main components. First, the parties and their respective majority-owned subsidiaries agreed to certain allocations of state tax liabilities for their combined income or franchise tax returns with several states, including California. Since the completion of the Company's Stock Offering on June 16, 1994, the Company is no longer subject to the joint filing component of the Tax Sharing Agreement. Second, the Tax Sharing Agreement includes provisions whereby SHL indemnifies the Company against certain contingencies.

     The joint filing component of the Tax Sharing Agreement provided that if each group of corporations headed by a party was profitable for a taxable year, the total state tax liability for such year was allocated among the groups in proportion to the amount of state tax which would have been payable by each group if each group had filed its own combined report. If at least one group was profitable and at least one group incurred a loss for a taxable year, each profitable group was liable for the amount of state tax which would have been payable by it if it had filed its own combined report. The loss group or groups were liable for any balance of the total state tax liability, or were entitled to receive from the profitable groups any excess of the aggregate amount of the profitable groups' tax liabilities pursuant to the agreement over the amount of the total state tax liability. If each group incurred a loss for a taxable year, each group was liable for the aggregate amount of state taxes imposed by the state on the corporations in such group.

     The Company was a member of the SHL federal consolidated group since the Company was incorporated in 1981 as a wholly owned subsidiary of SHL, and, as a wholly owned subsidiary, was required to file as part of the group. Since the Company's initial public offering, the Company has no longer been required to and has ceased filing its federal income tax returns as part of the consolidated group.

     The Tax Sharing Agreement also provided that SHL would indemnify the Company against all losses incurred by the Company in connection with federal, state or local taxes, including interest and penalties, that may be finally determined to be payable by any person or entity for any period ending before July 1, 1991. SHL also indemnified the Company against all losses incurred by the Company in connection with the portion of federal income taxes, including interest and penalties, that may be finally determined to be payable by SHL or its affiliates for the fiscal year ending June 30, 1993 that is allocable to SHL or its affiliates other than the Company. In February 1990, in the course of an ongoing audit of SHL's federal income tax returns for fiscal years 1984, 1985 and 1986, the IRS challenged the propriety of certain accounting methods and raised other income tax issues. SHL reported in its proxy statement dated March 14, 1994 relating to the OrNda transaction that the most significant area of dispute with the IRS involves the cash method of accounting used by certain of SHL's subsidiaries during 1984, 1985 and 1986 and that, if that method of accounting is finally determined to be improper, SHL has estimated that approximately $29.5 million of income tax and interest would have to be paid to the IRS by the SHL consolidated tax group. Although only a small portion of the potential income tax liability is related to the Company's operations, the Company, as a member of the SHL consolidated group during the years for which the audit is being conducted, would be jointly and severally liable for group federal income tax liabilities. In the event that SHL were not able to discharge any such liabilities fully, the Company could be held responsible for any unpaid portion. There can be no assurance that SHL would be capable of indemnifying the Company in accordance with the Tax Sharing Agreement or that OrNda, which is not a party to such agreement, would fund SHL's indemnification obligations if SHL were unable to pay.

     As noted above, as a group member, the Company was jointly and severally liable for, and was aware of, the potential liability relating to the above-mentioned audit of SHL prior to entering into the Tax Sharing Agreement. The Company's entering into the Tax Sharing Agreement had no effect on its tax liabilities to federal or state authorities. The Company entered into the Tax Sharing Agreement to obtain indemnification for the federal tax liabilities of the consolidated group and to provide for the allocation of state tax benefits and burdens in a fair manner, as discussed above, among members of the group, which include public and private companies. In any given taxable year, the Tax Sharing Agreement could have operated to the benefit or the detriment of a particular group member. For example, a group member incurring a loss bore a smaller share of the group's California franchise tax liability, while a profitable group member bore a larger share than it would have in the absence of any tax sharing agreement. However, the amount of the profitable group member's increased liability in that situation did not exceed the amount of its franchise tax savings from the filing of a combined report with the other group members.

     Lease of Centers. The Company is a party to certain real property leases that require, as a condition to the Company's tenancy, that SHL guarantee the Company's obligations under each lease. Pursuant to the Services Agreement described above, SHL agreed not to withdraw or modify any of the lease guarantees it provided with respect to such leases until May 1997.

     The Company's Skilled Care Pharmacy facility in Pasadena, California is subleased by the Company from a subsidiary of OrNda under a five-year sublease. Rent for the pharmacy is $4,426 per month, which the Company believes is less than market rent. The Company subleases its Phoenix skilled nursing care center from OrNda under a ten-year lease providing for payments of $37,500 per month. The Phoenix center is leased by OrNda from Sierra for an aggregate of $25,000 per month. The amount of the Company's monthly lease payment for the Phoenix center, though in excess of the rent paid by OrNda on the property, is believed by the Company to be at market rates.

     The Company has entered into two contractual arrangements, either directly or through third parties, with OrNda hospitals whereby the Company provides planning, development and management services in connection with the hospitals' sub-acute units. For these services, the Company is reimbursed the salary and benefits of the unit supervisor, who is an employee of the Company, and receives, in addition, a management fee. The term of each of the contracts is 42 months, expiring July 31, 1997.

     Exchangeable Notes. As a result of OrNda's acquisition of SHL, OrNda succeeded to SHL's position in certain 7 1/2% Exchangeable Subordinated Notes issued by SHL (the "Exchangeable Notes") that were exchangeable for all of the shares of the Company's Common Stock owned by OrNda or, at OrNda's option, for an amount of cash equal to the market price of the shares on the date of exchange. In August 1995, OrNda redeemed all of the outstanding Exchangeable Notes in exchange for OrNda's interest in the Company's Common Stock and OrNda currently has no position in the Company's Common Stock.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     Any proposal by a shareholder intended to be presented at the 1997 Annual Meeting must be received by the Company at its principal executive offices by July 3, 1997, to be included in the 1997 Proxy Statement, and all other conditions for such inclusion must be satisfied.

                          ANNUAL AND QUARTERLY REPORT

     The Company's Annual Report for the year ended June 30, 1996, and Quarterly Report for the quarter ended September 30, 1996, are being mailed to all shareholders. Any shareholder who has not received a copy of either may obtain one by writing to the Company.

     THE COMPANY WILL ALSO PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDING JUNE 30, 1996, AND ITS QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1996, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON REQUEST FROM ANY PERSON WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A BENEFICIAL OWNER, OF COMMON STOCK OF THE COMPANY ON OCTOBER 16, 1996. ANY SUCH REQUEST SHALL BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT 2600 WEST MAGNOLIA BOULEVARD, BURBANK, CALIFORNIA 91505-3031, TELEPHONE NUMBER (818) 841-8750.

                            SOLICITATION OF PROXIES

     The total cost of this solicitation will be borne by the Company. In addition to the mails, proxies may be solicited by directors, officers and regular employees by personal interviews, telephone and telegraph. No director, officer or employee will be paid additional compensation for any such solicitation. It is anticipated that brokerage firms and other persons representing the beneficial owners of stock entitled to vote at the Annual Meeting will forward soliciting material to such beneficial owners, and such brokerage firms and other persons will be reimbursed for their reasonable out-of-pocket expenses incurred in this connection.

                                 OTHER MATTERS

     The Company knows of no other matters to be presented at the Annual Meeting, but if any other matters should properly come before the Annual Meeting, it is intended that the persons named in the accompanying Proxy will vote the same in accordance with their best judgment.

REVOCABLE
PROXY

                            SUMMIT CARE CORPORATION
                           2600 W. Magnolia Boulevard
                         BURBANK, CALIFORNIA 91505-3031
              FOR ANNUAL MEETING OF SHAREHOLDERS DECEMBER 12, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Summit Care Corporation (the "Company") hereby constitutes and appoints William C. Scott, Derwin Williams, Melody Stok and each of them, the attorney and proxy of the undersigned, with full power of substitution and revocation, to attend the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Universal City Hilton Hotel, 555 Universal Terrace Parkway, Universal City, California, on Thursday, December 12, 1996, at 11:00 a.m., local time, and at any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN.

             (Continued and to be signed and dated on reverse side)

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
                         (Continued from reverse side)

                                                              Please mark
                                                              your votes as
                                                              indicated in
                                                              this example. [X]

                                                   FOR    WITHHELD
1. ELECTION OF DIRECTORS                           [ ]       [ ]
   To elect the following directors to serve for a term of two years and until their successors have been elected and qualified:

   NOMINEES
   FOR DIRECTOR: John A. Brende
                 Gary L. Massimino
                 Keith B. Pills

   For, except vote withheld from the following nominee(s):

   --------------------------------------------------------

   The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to the Annual Meeting.

   If you receive more than one proxy card, please date, sign and return all cards in the accompanying envelope.


Dated:                , 1996    Signature(s)
       ---------------                       ----------------------------------

Please mark, date and sign as your name appears below and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each shareholder named should sign.

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